Exhibit 10.23

Strategic Investment agreement

This strategic investment agreement (this “Agreement”) is dated as of January 16, 2023 (the “Effective Date”) by and among HIGHTIMES HOLDING CORP., a Delaware corporation (“Hightimes”), 1252240 BC LTD, a British Columbia Corporation (“1252240”), TRANS-HIGH CORPORATION, a New York corporation (“THC”), and LUCY SCIENTIFIC DISCOVERY INC, a British Columbia corporation (“Lucy”). Hightimes, 1252240, THC and Lucy are each referred to herein as a “Party,” or together as the “Parties.”

RECITALS

WHEREAS, Lucy is an early-stage psychotropics contract manufacturing company focused on becoming the premier contract research, development, and manufacturing organization for the emerging psychotropics-based medicines industry;

WHEREAS, THC is a wholly-owned subsidiary of Hightimes and THC is the owner of the intellectual property related to the High Times™ name, logo and brand (collectively, the “Hightimes Intellectual Property”);

WHEREAS, 1252240 is the licensor of the intellectual property related to the High Times™ name, logo and brand (collectively, the “Hightimes Intellectual Property in Canada, and is a wholly-owned subsidiary of Hightimes;

WHEREAS, pursuant to the terms of this Agreement, the Parties desire for 1252240 to grant Lucy USD$833,333 worth of annual advertising and marketing credits for each of three consecutive calendar years;

WHEREAS, pursuant to the terms of this Agreement, the Parties desire for Hightimes to grant Lucy USD$833,333 worth of annual advertising and marketing credits for three consecutive calendar years, the (“Advertising Credits”);

WHEREAS, in consideration for the issuance of the aforesaid advertising and marketing credits, Lucy shall issue Hightimes Lucy Scientific Discovery Inc. Common Stock of Lucy; and

WHEREAS, each Party desires to set forth in this Agreement the principal terms and conditions pursuant to which Hightimes will provide certain advertising and marketing services to Lucy.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, for themselves and their respective successors and assigns, hereby covenant and agree as provided below in this Agreement.

ARTICLE I

ADVERTISING AND MARKETING SERVICES; ADVERTISING AND MARKETING CREDITS; TERM OF AGEEMENT AND LUCY COMMON STOCK

Section 1.01 Advertising and Marketing Services and Issuance of Advertising and Marketing Credits.

(a) Subject to the terms and conditions of this Agreement and in consideration of 625,000 shares of Lucy Common Stock (the “Lucy Common Stock”), during the Term of this Agreement, Hightimes hereby agrees to provide Lucy with the Advertising and Marketing Services described in Section 3.02 of this Agreement and up to USD$833,333 of annual Advertising and Marketing credits (the “Advertising Credits”) for three consecutive calendar years ending on December 31, 2025 to enable Lucy to advertise and market Lucy (i) on all Hightimes publications, including the Hightimes print and website publications, and (ii) at all festivals and events conducted by Hightimes.

(b) Hightimes shall provide Lucy with the Advertising and Marketing Services described in Section 3.02 of this Agreement and up to an aggregate USD$833,333 of Advertising Credits per calendar year during the Term of this Agreement (as defined below). Each calendar year of the Term (2023, 2024, and 2025) shall be referred to herein as an “Anniversary Period”.

(c) Lucy shall have the right but not the obligation to utilize Hightimes’ Advertising Credits during the Term of this Agreement. Any unused Advertising Credits not expended at the end of each Anniversary Period may not be carried over and shall be forfeited; provided, however, that, unless the Advertising Credits shall have been extended in writing, such Advertising Credits allocated allotted during the Anniversary Period shall terminate and will no longer be available to Lucy.

(c) During the Term of this Agreement the fees charged against the Advertising Credits granted to Lucy shall be no less favorable to Lucy than the fees charged by Hightimes to other advertisers in its publication, its events or on its website.

Section 1.02 Term of Agreement.

(a) This Agreement shall commence as of the date hereof and shall end on December 31, 2025 and is herein as the “Term” of this Agreement.

(b) If mutually requested by the Parties, the Parties may elect to extend the Term of this Agreement beyond December 31, 2025, all upon such terms and conditions as the Parties may mutually agree upon.

Section 1.03 Issuance of Lucy Common Stock. Simultaneous with the execution and delivery of this Agreement, Lucy shall issue to 1252240 the Lucy Common Stock within 5 business days of execution of this agreement.

Section 1.04 Advertisements. Lucy shall provide Hightimes with reasonable advance notice (not less than 14 days) of its desire to use the Advertising Credits during the Term of this Agreement, as well as the form and content of such advertisements. The Parties hereto agree that the form and content of all advertisements by Lucy on the Hightimes website, in Hightimes print publications and in connection with any festival events produced by Hightimes shall be reviewed and approved in advance by Hightimes prior to their publication.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE PARTIES

Section 2.01 Organization and Authority. Lucy is a Corporation duly organized, validly existing and in good standing under the laws of British Columbia. Hightimes is a corporation company duly organized, validly existing and in good standing under the Laws of the state of Delaware. Each of Hightimes and Lucy have full power and authority to enter into this Agreement and to carry out its respective obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Hightimes and Lucy of this Agreement and the performance by Hightimes and Lucy of their respective obligations hereunder, and the consummation by each of Hightimes and Lucy of the transactions contemplated hereby, have been duly authorized by all requisite corporate or limited liability company action on the part of each of Hightimes and Lucy. This Agreement has been duly executed and delivered by Hightimes and Lucy, and (assuming due authorization, execution, and delivery by the other Party) this Agreement constitutes a legal, valid and binding obligation of Hightimes and Lucy enforceable against each of them in accordance with its terms.

Section 2.02 Ownership of Intellectual Property. Hightimes hereby represents and warrants that it is the sole owner of, and holds all right, title and ownership interest in, and the use of, the High Times™ trademark, trade name, logo, style or any other Hightimes intellectual property.

ARTICLE III

ADVERTISING SERVICES AND STANDARD OF PERFORMANCE

Section 3.01 General Standard of Service. Except as otherwise agreed to in writing by the Parties or as described in this Agreement, the Parties agree that the nature, quality, and standard of care applicable to the delivery of the Advertisements hereunder, and the skill levels of the employees providing such Advertising Credits, shall be substantially the same as or consistent with those that Hightimes exercises or employs in providing similar services for itself and other third-parties. It is understood by the Parties that all fees earned under this agreement are earned and non-cancellable as of the date of execution of this agreement.

Section 3.02 Advertising Services. Lucy’s advertising rights and Hightimes’ advertising services to be provided under this Agreement shall include, but not be limited to, (a) advertisements in Hightimes’ print and website publications, and (b) at all festivals and events conducted by Hightimes.

Section 3.03 Standard of Performance.

(a) Each Party understands and acknowledges that it is each Party’s business policy to conduct advertising campaigns in general in a manner so as not to (i) send unsolicited email (i.e. spam) to recipients (unless authorized by federal law), (ii) promulgate advertising that is, in any way, false or misleading, (iii) misuse or misappropriate another Party’s intellectual property or other third Party rights of any kind, (iv) send obscene messages to any recipients, or (v) use e-mail or other forms of messaging to conduct illegal or immoral activities of any kind as per current applicable law. Each Party hereto agrees not to take any actions inconsistent with this policy, and to make all of each of its respective employees and agents aware of such policy in order to ensure compliance herewith. A breach of this Section 3.03(a) shall be considered a material breach of this Agreement, giving rise to immediate termination of rights. Each Party further agrees that it will cooperate with the other Party in all reasonable respects in its efforts to respect any user’s privacy wishes and requests to be unsubscribed from receiving e-mail. Additionally, in connection with any and all tracking services (i.e., of online users’ personal information and web searching history), the Parties hereto acknowledge and agree that the protection of consumer privacy is a priority of each Party to this Agreement. Each Party pledges its commitment to protecting the privacy of consumers, taking all commercially practicable steps to maintain such privacy, and adhering to fair information collection practices with respect to each of its performances under this Agreement. Accordingly, each Party represents and warrants that it will act in full compliance with all Federal Trade Commission guidelines and any other applicable laws, rules, and regulations then in existence with respect to the collection, use, or sharing of information gathered from customers.

(b) For purposes of this Section 3.03(c), a “Force Majeure Event” means an event beyond the control of a Party, which by its nature could not have been foreseen by such Party, or if it could have been foreseen, was unavoidable. This includes, without limitation, imposition of federal or state governmental regulations or decisions of a court which prohibit or ban all or any portion of the business activities of either Party, acts of God, storms, floods, riots, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, and acts of war (declared or undeclared). Continued performance under this Agreement may be suspended immediately to the extent caused by a Force Majeure Event. The Party claiming suspension of this Agreement due to a Force Majeure Event will give prompt notice to the other Party of the occurrence of the event that gave rise to the suspension and of its nature and anticipated duration. The Parties shall cooperate with each other to find alternative means and methods for the provision of the suspended advertising service. Neither Party shall be under any liability for failure to fulfill any obligation under this Agreement, so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered, or delayed as a consequence of circumstance of Force Majeure.

ARTICLE IV

INDEMNIFICATION

4.01 Hightimes Indemnity. Hightimes and THC hereby jointly and severally agrees to defend, indemnify and hold harmless Lucy and each of its Affiliates, including their respective managers, officers, directors, employees, agents and contractors (collectively, the “Lucy Indemnified Parties”) from any and all losses, damages, liabilities, costs, expenses (including reasonable attorney’s fees), judgments or settlement amounts (collectively, “Losses”) associated with, arising out of, or incurred in connection with any claim that this Agreement infringes any patent, copyright, trademark, trade secret, privacy right, right of publicity or other proprietary right of a third Person (a “Hightimes Indemnified Claim”).

4.02 Defense or Duty to Correct Hightimes Indemnified Claims. If any of the Lucy Indemnified Parties becomes or is likely to become a party to a Hightimes Indemnified Claim covered by Section 4.01, then and in such event, Hightimes shall:

(a) at its sole cost and expense, defend any such Indemnified Claim and pay any settlement or royalty that may be required to settle such Hightimes Indemnified Claim; provided, however, that the terms of any such settlement shall be subject to the prior written approval of Lucy;

4.03 Lucy Indemnity. Lucy hereby agrees to defend, indemnify and hold harmless Hightimes, THC and its or their affiliates (other than Lucy), directors, officers, employees, agents and contractors (collectively, the “Hightimes Indemnified Parties”), from and against any and all losses, damages, liabilities, costs, expenses (including costs and reasonable fees of attorneys and other professionals), judgments or settlement amounts arising out of or in connection with any material breach by Lucy of its representations, warranties, covenants and agreements contained herein (a “Lucy Indemnified Claim)”. If any of the Hightimes Indemnified Parties becomes or is likely to become a party to a Lucy Indemnified Claim covered by Section 4.03, then and in such event, Lucy shall:

(a) at its sole cost and expense, defend any such Lucy Indemnified Claim and pay any settlement or royalty that may be required to settle such Lucy Indemnified Claim; provided, however, that the terms of any such settlement shall be subject to the prior written approval of Hightimes;

(b) permit the Hightimes Indemnified Parties to participate with legal counsel of their own choosing (and at its expense) in the defense and/or settlement of any such Lucy Indemnified Claim.

4.04 LIMITATION OF LIABILITY

EXCEPT AS SPECIFICALLY PROVIDED HEREIN, IN NO EVENT SHALL ANY PARTY BE LIABLE FOR ANY INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR RELATING TO BREACH OR FAILURE TO PERFORM UNDER THIS AGREEMENT, EVEN IF THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

ARTICLE V

TERMINATION

Section 5.01 Termination.

(a) Lucy may terminate the obligations under this Agreement at any time if Hightimes or THC shall have breached or failed to perform any of its material obligations under this Agreement relating to the Advertising Credits. Lucy shall notify Hightimes in writing of such breach or failure, and such breach or failure shall have continued for a period of at least thirty (30) days after receipt by Hightimes of written notice of such failure from Lucy. Pursuant to any termination it is expressly understood by the parties that all fees earned or collected by the parties are earned at the time of execution of this agreement and non-cancellable in any way.

(b) Hightimes may terminate the obligations under this Agreement at any time if Lucy shall have breached or failed to perform any of its material obligations under this Agreement relating to its advertising content or the Lucy Common Stock. Hightimes shall notify Lucy in writing of such breach or failure, and such breach failure shall have continued for a period of at least thirty (30) days after receipt by Lucy of written notice of such failure from Hightimes.

ARTICLE VI

MISCELLANEOUS

Section 6.01 Confidentiality.

(a) Neither Party (each, a “Receiving Party”), along with its directors, officers, employees, agents, advisors, subcontractors, independent contractors, subsidiaries, and affiliates (collectively, its “Representatives”) shall, during the term hereof and for a period of three years thereafter, without the other Party’s (each, a “Disclosing Party”) prior written approval in each instance not to be unreasonably withheld, disclose or otherwise make available to any other person or entity (whether acquired on the Effective Date or during the continuance of this Agreement) any information relating to the Disclosing Party’s business plans, products, advertising, innovations, fees, advertising, or product concepts, customers, technology, computer software, computer systems, marketing methods, sales margins, cost of goods, cost of materials, capital structure, operating results, or other business affairs, or any other proprietary or confidential information of the Disclosing Party (the “Confidential Information”). The foregoing shall not apply to Confidential Information that (i) is or becomes known to the general public (other than as a result of the disclosure, directly or indirectly, by the Receiving Party or its Representative), (ii) was or is made available to the Receiving Party on a non-confidential basis from a source other than the Disclosing Party or any affiliate, provided however that such source is not, and was not, to the Receiving Party’s actual knowledge, bound by a confidentiality agreement with the Disclosing Party or any affiliate of otherwise prohibited from transmitting such information by contract, legal, or fiduciary obligation to the Disclosing Party, any affiliate, or any third Party, or (iii) is required to be disclosed by law, provided the Receiving Party gives the Disclosing Party notice and an opportunity to seek an appropriate protective order at its own expense. It is understood that the information required to be held in confidence as herein provided may be disclosed by the Receiving Party only to Representatives who need to know such Confidential information for the purposes of fulfilling its obligations hereunder. Such Representatives, prior to any such disclosure, shall be informed of the confidential nature of such Confidential Information, and shall agree in writing to be bound by the terms hereof. The confidentiality provisions set for herein shall also apply separately to each subcontractor or independent contractor selected by either Party, and such Party shall be responsible for informing any such subcontractor of any confidential or proprietary information included in any work subcontracted for hereunder. Each Party shall have such person agree to be bound in writing by confidentiality terms no less stringent than those set forth herein.

(b) All Confidential Information furnished to the Receiving Party by the Disclosing Party or any third Party at the request of the Disclosing Party shall be and remain the property of the Disclosing Party. All copies of such Confidential Information in written, graphic, or other tangible form shall be returned to the Disclosing Party at any times upon the advance written request of the Disclosing Party or upon the termination of this Agreement for any reason whatsoever, subject to the terms hereof.

Section 6.02 Entire Agreement. This Agreement (including the schedules constituting a part of this Agreement) constitutes the entire agreement among the Parties with respect to the subject matter hereof and shall supersede all prior agreements, understandings, and negotiations, both written and oral, between the Parties with respect to the subject matter hereof. This Agreement is not intended to confer upon any Person other than the Parties hereto any rights or remedies hereunder.

Section 6.03 Notices. Any notice, instruction, direction, or demand under the terms of this Agreement required to be in writing shall be duly given upon delivery, if delivered by hand, facsimile transmission, or mail (with prepaid postage), to the following addresses:

(a) If to Hightimes, to:	Hightimes Hold Corp.
3355 E Spring St
#300
Long Beach, CA 90806
Attn: Paul Henderson
Tel: (844) 933-3287
Email: paul@hightimes.com

(b) If to Lucy, to:	Lucy Scientific Discovery Inc.
301-1321 Blanshard Street
Victoria, British Columbia V8W 0B6 Canada
Attn: Chris McElvany, CEO
Tel: 970-343-2395
Email: cmcelvany@lucyscientific.com

or to other such addresses or facsimile numbers as may be specified by like notice to the other Party. Any notice involving non-performance, termination, or renewal shall be sent by hand delivery, recognized overnight courier, or within the United States, via certified mail, return receipt requested. All other notices may also be sent by facsimile, confirmed by first class mail. All notices shall be deemed to have been given when received, if hand delivered; when transmitted, if transmitted by facsimile or similar electronic transmission method; one working day after it is sent, if sent by recognized overnight courier; and three (3) days after it is postmarked, if mailed first class mail or certified mail return receipt requested, with prepaid postage.

Section 6.05 Governing Law. This Agreement shall be construed in accordance with and shall be governed by the laws of the State of California (without giving effect to the conflicts of law’s provisions thereof).

Section 6.06 Severability. If any terms or other provisions of this Agreement or the schedules hereto shall be determined by a court, administrative agency, or arbitrator to be invalid, illegal, or unenforceable, such invalidity or unenforceability shall not render the entire Agreement invalid. Rather, this Agreement shall be construed as if not containing the particular invalid, illegal, or unenforceable provision, and all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to affect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent permitted under applicable law.

Section 6.07 Third Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of or enforceable by any third Party, including any creditor of any Person. No such third Party shall obtain any right under any provision of this Agreement or shall by reasons of any such provision make any claim in respect of any liability (or otherwise) against either Party hereto.

Section 6.08 Amendment and Modification. This Agreement may be amended, modified, or supplemented only by written agreement signed by all of the Parties hereto.

Section 6.09 Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same agreement.

Section 6.10 Authority. Each of the Parties represent to the other Party that (a) it has the corporate or other requisite power and authority to execute, deliver, and perform this Agreement, (b) the execution, delivery, and performance of this Agreement by it have been duly authorized by all necessary corporate or other actions, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is its legal, valid, and binding obligation, enforceable against it in accordance with its terms, subject to the applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting creditors’ rights generally and general equity principles.

Section 6.11 Binding Effect; Assignment. This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective legal representatives and successors, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Except as otherwise expressly provided in this Agreement, neither Party may assign this Agreement or any rights or obligations hereunder, without the prior written consent of the other Party, and any such assignment shall be void; provided however that either Party may assign this Agreement to a successor entity in conjunction with such Party’s reincorporation in another jurisdiction or into another business form.

Section 6.12 Failure or Indulgence is Not a Waiver; Remedies Cumulative. No failure or delay on the part of either Party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiesces in, any breach of any representation, warranty, or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 6.13 Records. During the term of this Agreement, each Party shall keep such books, records and accounts as are reasonably necessary to verify the calculation of the amounts due and payable hereunder. Hightimes will keep detailed records regarding Advertising Credits provided. Each Party shall have the right to review such books, records, and accounts at any time during normal business hours upon reasonable written notice, and each Party agrees to conduct any such review in a manner so as not to unreasonably interfere with the other Party’s normal business operations.

Section 6.14 Interpretation. The headings contained in this Agreement and in any table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated, or unless context so requires.

Section 6.15 Internal References. Unless context indicates otherwise, references to Articles, Sections, and paragraphs shall refer to the corresponding Articles, Section, and paragraphs in this Agreement.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their duly authorized representatives.

For:	HIGHTIMES HOLDING CORP.

By:	/s/ Jay Paul Henderson	Dated: January 16, 2023
Name:	Jay Paul Henderson
Title:	Chief Executive Officer

For:	TRANS-HIGH CORPORATION

By:	/s/ Jay Paul Henderson	Dated: January 16, 2023
Name:	Jay Paul Henderson
Title:	Chief Executive Officer

For:	1252240 BC LTD.

By:	/s/ Jay Paul Henderson	Dated: January 16, 2023
Name:	Jay Paul Henderson
Title:	Chief Executive Officer

For:	LUCY SCIENTIFIC DISCOVERY INC.

By:	/s/ Chris McElvany	Dated: January 16, 2023
Name:	Chris McElvany
Title:	Chief Executive Officer